Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on August 14, 2025, pertaining to the 2023 Equity Incentive Plan, As Amended of MacroGenics, Inc. of our reports dated March 20, 2025, with respect to the consolidated financial statements of MacroGenics, Inc. and the effectiveness of internal control over financial reporting of MacroGenics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
August 14, 2025